Exhibit 99.1


           Identix Reports Fiscal 2004 First Quarter Results

    MINNETONKA, Minn.--(BUSINESS WIRE)--Oct. 30, 2003--

  Per Share Results Exceed, Revenue In-line With Previously Provided
      Expectations; Balance Sheet Reflects $43.2 Million in Cash,
                Equivalents, and Marketable Securities

    Identix Incorporated (Nasdaq:IDNX) today reported financial results for its fiscal 2004 first quarter ended September 30, 2003. Fiscal 2004 first quarter revenue of $21.3 million was in-line with the Company's range of previously provided expectations. In accordance with generally accepted accounting principles (GAAP), the net loss for the fiscal 2004 first quarter was ($4.7) million, or ($0.05) loss per share, which includes $234,000 in amortization expense of stock-based compensation for Visionics' employees now employed by Identix. In August 2003, the Company provided quarterly expectations for revenue of between $20 - 24 million and a pro forma net loss per share of between ($0.06) and ($0.08). These results compare to fiscal 2003 first quarter revenue of $25.1 million, with a net loss in accordance with GAAP of ($14.2) million, or ($0.17) loss per share, which included approximately ($7.3) million, or ($0.09) per share, in restructuring and merger-related expense. The Company noted strong expense control and cash management during its fiscal 2004 first quarter, exiting the quarter with a cash and cash equivalents and marketable securities balance of $43.2 million, down approximately $1 million from $44.2 million on June 30, 2003.
    Identix President & CEO Dr. Joseph J. Atick commented, "This was a solid quarter for Identix in terms of meeting or beating the revenue and per share expectations we provided in August 2003. Additionally, we are pleased with how we controlled our expenses, actually reducing operating expense during the quarter.
    "During the course of the quarter and over the past few weeks," Atick continued, "we have taken significant steps towards positioning ourselves to secure a number of the sizeable - million dollar-plus - domestic and international awards we expect to see made to the biometrics industry prior to the end of the calendar year. Our hard work was rewarded with recent awards to Identix of sizeable orders by the Department of Homeland Security, County of Colorado Sheriffs and Saudi Aramco. Each of these awards is significant and helps us further establish our market leadership while building product backlog.
    "We believe the biometrics industry will continue to see sizeable state and local government-related and international contracts awarded in the near-term," Atick said. "Obviously, the protest by an unsuccessful bidder on the DHS Blanket Purchase Agreement (BPA) award to Identix in October is frustrating. We believe that the new evaluation process will proceed rapidly and that DHS will quickly re-confirm its earlier decision to award the BPA to Identix.
    "During the course of our fiscal 2004 first quarter," Atick said, "we had a number of other significant wins, including the installation of our mobile, real-time identification IBIS system in Portland, Oregon and a number of sizeable TouchPrint(TM) 3000 ten-print live scan wins from federal, state and local entities such as a branch of the US armed forces, Minnesota, Indianapolis and Alabama."
    Atick concluded, "We are pleased with the forward progress we are making, as well as with the steady development of the biometrics industry as a worldwide market."
    Product revenue for the fiscal 2004 first quarter was $12.7 million, with product gross margins coming in at the high end of the Company's expectations at 37 percent. Product revenue consists of revenue from the Company's biometric products and solutions, as well as maintenance and services revenues related to its products. These results compare to fiscal 2003 first quarter product revenue of $14.2 million, with product gross margins of 27.2 percent. The Company said its product gross margin was especially strong during the quarter due to a significant contribution from the IBIS sale to Hennepin County, MN.
    Services revenue, which is made up solely of the Company's Identix Public Sector government services business, for the fiscal 2004 first quarter was $8.6 million, down as expected from services revenue of $10.9 million in the year-earlier period. Fiscal 2004 first quarter services gross margins were strong at approximately 13.3 percent, when compared to fiscal 2003 first quarter services gross margins of 9.8 percent. Services gross margins were strong during the quarter due primarily to the mix of direct labor contracts and tight expense control.
    As of September 30, 2003, the balance sheet reflected a current ratio of 3.1:1, working capital of $50.6 million, cash, cash equivalents and marketable securities of $43.2 million, long- term liabilities of $9.4 million (consisting primarily of facility obligations), and shareholders' equity of $207 million.
    Identix will host a conference call today at 9:00 am EST. The call will be broadcast live via the Internet and may be accessed at the Identix website at www.identix.com under the investor/conference call section. To listen to the live call, please visit the Identix Investor Relations web site and click on the conference call button at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. You may also access the call registration page directly at http://audioevent.mshow.com/133997. For those who cannot listen to the live broadcast, replay will be available at the same location shortly after the call. For those without Internet access, you may call (800) 642-1687, code # 3281457, beginning two hours after completion of the call. The telephonic replay will be available until midnight November 5, 2003.

    About Identix Incorporated

    Identix Incorporated (Nasdaq:IDNX) is the world's leading multi-biometric security technology Company. The Company's broad range of fingerprint and facial recognition technology offerings empower the identification of individuals who wish to gain access to information or facilities, conduct transactions and obtain IDs. Additionally, the Company's products and solution offerings can help identify those who perpetrate fraud and otherwise pose a threat to public safety. Identix' products serve a broad range of industries and market segments - most notably, government and law enforcement, aviation, financial, healthcare and corporate enterprise. In addition, the Company's wholly owned subsidiary, Identix Public Sector, Inc. provides project management and facilities engineering services to the government sector.

    Identix and TouchPrint are trademarks or registered trademarks of Identix Incorporated in the United States and other countries.

    More information on Identix can be accessed via the Company web site at http://www.identix.com.

    Statements in this release that relate to future plans, events or performance are forward-looking statements reflecting management's current expectations, assumptions and estimates of future performance and economic conditions. All forward-looking statements are made in reliance on the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Identix cautions investors that forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those expressed or implied in such statements. Risks and uncertainties include, without limitation, those related to: the ability of the Company to prevail in the DHS BPA protest, maintain the DHS BPA award, and achieve or exceed targeted proceed levels from the DHS BPA; the availability of funding from government and commercial customers; the development of the marketplace for biometrics solutions; the ability of the Company to successfully compete for and be awarded certain major domestic and/or international government contracts that are or will be the subject of targeted RFP's and RFQ's; demand for Identix' products and services; the ability of Identix to complete product development on a successful and timely basis; increasing levels of competition; and other risks identified in the Company's SEC filings. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.


                         IDENTIX INCORPORATED
      CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS


                                               Three Months Ended
                                                   September 30,
                                                2003         2002
                                            ------------ -------------

Revenues:
  Product revenues                          $12,718,000   $14,152,000
  Service revenues                            8,614,000    10,910,000
                                            ------------ -------------
   Total revenues                            21,332,000    25,062,000
                                            ------------ -------------

Costs and expenses:
  Costs of product revenues                   8,008,000    10,305,000
  Costs of service revenues                   7,471,000     9,844,000
  Research, development and engineering       2,255,000     3,088,000
  Marketing and selling                       2,677,000     3,251,000
  General and administrative                  4,155,000     4,322,000
  Amortization of acquired intangible assets  1,382,000     1,546,000
  Restructuring, write-offs, merger and
   acquisition-related charges                        -     6,755,000
  Stock option deferred compensation            234,000       561,000
                                            ------------ -------------
       Total costs and expenses              26,182,000    39,672,000
                                            ------------ -------------
Loss from operations                         (4,850,000)  (14,610,000)
Interest and other income, net                  316,000       376,000
Interest expense                                 (8,000)       (1,000)
                                            ------------ -------------
Loss before taxes income taxes and equity
 interest in (loss) income of joint venture  (4,542,000)  (14,235,000)
                                            ------------ -------------
Provision for income taxes                       (9,000)      (22,000)
Equity interest in (loss) income of joint
 venture                                       (105,000)       58,000
                                            ------------ -------------
Net loss                                    $(4,656,000) $(14,199,000)
                                            ============ =============

 Basic and diluted net loss per share            $(0.05)       $(0.17)
                                            ============ =============

Weighted average common shares used in basic
 and diluted net loss per share computation  86,015,000    84,801,000
                                            ============ =============



                         IDENTIX INCORPORATED
           CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS


                                           September 30,   June 30,
                                               2003          2003
                                           ------------- -------------

                                ASSETS
Current assets:
   Cash and cash equivalents                $34,651,000   $34,712,000
   Marketable securities - short term         7,993,000     8,991,000
   Accounts receivable, net                  20,769,000    21,434,000
   Inventories                               10,043,000     9,920,000
   Prepaid expenses and other current
    assets                                    1,390,000     1,677,000
                                           ------------- -------------
       Total current assets                  74,846,000    76,734,000
                                           ------------- -------------
Property and equipment, net                   4,049,000     4,157,000
Marketable securities - long term               506,000       505,000
Goodwill, net                               140,945,000   140,945,000
Acquired intangible assets, net              18,472,000    19,854,000
Other assets                                  2,366,000     3,075,000
                                           ------------- -------------
               Total assets                $241,184,000  $245,270,000
                                           ============= =============

                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                          $7,411,000    $8,025,000
   Accrued compensation                       4,524,000     3,593,000
   Other accrued liabilities                  4,130,000     4,522,000
   Deferred revenue                           8,158,000     7,197,000
                                           ------------- -------------
       Total current liabilities             24,223,000    23,337,000
                                           ------------- -------------
   Deferred revenue                             207,000       419,000
   Long-term liabilities                      9,428,000    10,250,000
                                           ------------- -------------
       Total liabilities                     33,858,000    34,006,000
                                           ------------- -------------

Stockholders' equity:
   Convertible preferred stock                3,702,000     3,702,000
   Common stock                                 861,000       859,000
   Additional paid-in capital               536,646,000   536,173,000
   Deferred compensation                       (425,000)     (663,000)
   Accumulated deficit                     (333,307,000) (328,651,000)
   Accumulated other comprehensive loss        (151,000)     (156,000)
                                           ------------- -------------
       Total stockholders' equity           207,326,000   211,264,000
                                           ------------- -------------
               Total liabilities and
                stockholders' equity       $241,184,000  $245,270,000
                                           ============= =============

    CONTACT: Identix Incorporated, Minnetonka
             Investor Relations:
             Damon Wright, 952-979-8485
             damon.wright@identix.com